SUPPLEMENTAL INDENTURE

        This Supplemental Indenture is executed to be effective as of this third day of November, 1997 by the undersigned Emergent Insurance Agency Corp. (the "Company").

                                    RECITALS

        The Company is a wholly-owned subsidiary of Emergent Group, Inc. ("EGI"), a South Carolina corporation, which on September 23, 1997 issued $125,000,000 of 10-3/4% Senior Notes Due 2004, Series A (the "Senior Notes"). EGI expects to issue up to $125,000,000 of 10-3/4% Senior Notes Due 2004, Series B (the "Exchange Notes") to be exchanged for an equal aggregate principal amount of Senior Notes tendered in an exchange offer registered with the U.S. Securities and Exchange Commission. The Senior Notes are, and the Exchange Notes will be, subject to an indenture dated September 23, 1997 (the "Indenture") between EGI, the Subsidiary Guarantors named therein and Bankers Trust Company, as Trustee (the "Trustee").

        Substantially all of EGI's subsidiaries executed that certain Subsidiary Guarantee dated as of September 23, 1997 pursuant to which they guaranteed EGI's repayment of the Senior Notes as set forth therein (the "Subsidiary Guarantee").

        The Company will derive indirect economic benefit from the issuance of both the Senior Notes and the Exchange Notes and has determined to be subject to the provisions of the Indenture as a Subsidiary Guarantor (as defined in the Indenture) and guarantee the Senior Notes in the manner contemplated by the Subsidiary Guarantee.

                                    ADHERENCE

        By execution hereof, the Company agrees to become subject to the provisions of the Indenture as a Subsidiary Guarantor and to become a party to the Subsidiary Guarantee and to have all of the rights and obligations of a Subsidiary Guarantor thereunder.

        IN WITNESS WHEREOF, this Supplemental Indenture is executed to be effective as of the date first written above.


Witness:                                    EMERGENT INSURANCE AGENCY CORP.

 /s/ Kevin J. Mast                          By:    /s/ Keith B. Giddens
 -----------------                                 --------------------
                                                   (signature)
-------------------------------------------------

                                       Keith B. Giddens, Chief Executive Officer
                                       -----------------------------------------
                                                (print name and title)